Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-119008 on Form S-8 of our report dated March 16, 2006 relating to the consolidated financial statements and financial statement schedule of Rotech Healthcare Inc. and our report dated March 16, 2006 relating to management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Rotech Healthcare Inc. for the year ended December 31, 2005.

/s/    Deloitte & Touche LLP

Certified Public Accountants

Orlando, Florida

March 16, 2006